Exhibit 107

Calculation of Filing Fee Table

Form S–3

(Form Type)

Howmet Aerospace Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities	(1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
		Total Offering Amounts				N/A	–	N/A
		Total Fees Previously Paid						N/A
		Total Fee Offsets						N/A
		Net Fee Due						N/A

(1)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay–as–you–go” basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)	An indeterminate aggregate initial offering price and amount of the securities of each identified class is being registered and may from time to time be offered hereunder at indeterminate prices.